SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):   April 15, 2005

NEON Systems, Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-25457	76-0345839
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

14100 Southwest Freeway, Suite 500, Sugar Land, Texas		77478
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (281) 491-4200

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01   Entry into a Material definitive Agreement.

On April 15, 2005, NEON entered into a Note Purchase Agreement with John J. Moores, NEON’s largest shareholder and its former Chairman of the Board, to sell the $3.0 million and the $3.58 million secured promissory notes issued to NEON by Peregrine/Bridge Transfer Corporation, now known as Neon Enterprise Software, Inc.  Mr. Moores is an affiliate of Neon Enterprise Software, Inc.  In consideration for the sale of such notes, Mr. Moores delivered to NEON $4.35 million in cash and a non-negotiable, unsecured promissory note from Mr. Moores to NEON in the original principal amount of $2,234,028.  Such promissory note will accrue simple interest at a rate of 4.0% per annum, and provides that Mr. Moores will pay NEON $250,000 per quarter until the full principal and interest is paid in full.  The purchase of the Neon Enterprise Software notes was reviewed and approved by NEON’s Board of Directors on April 15, 2005.  The transaction was closed on April 15, 2005.

A detailed description of the transactions between NEON and Neon Enterprise Software can be found in NEON’s Form 10-K for the fiscal year ended March 31, 2004 as filed with the Securities and Exchange Commission on June 29, 2004.

On April 18, 2005, NEON Systems, Inc. issued a press release announcing the Note Purchase Agreement between NEON and John J. Moores.  The press release is filed as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01  Financial Statements and Exhibits.

(c)	Exhibits.

10.1	Promissory Note Purchase Agreement dated April 15, 2005 between Neon Systems, Inc., Neon Enterprise Software, Inc., and John J. Moores

10.2	Non-Negotiable Promissory Note dated April 15, 2005 between John J. Moores as Maker and NEON Systems, Inc. as Payee

99.1	Press Release dated April 18, 2005.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: April 21, 2005	NEON SYSTEMS, INC.

/s/ Brian D. Helman
Brian D. Helman
Chief Financial Officer and Secretary

INDEX TO EXHIBITS

Exhibit
Number	Description of Document

10.1	Promissory Note Purchase Agreement dated April 15, 2005 between NEON Systems, Inc., Neon Enterprise Software, Inc., and John J. Moores
10.2	Non-Negotiable Promissory Note dated April 15, 2005 between John J. Moores as Maker and NEON Systems, Inc. as Payee
99.1	Press Release dated April 18, 2005.